July 2011 Filed pursuant to Rule 433 dated July 1, 2011 relating to Preliminary Pricing Supplement No. 869 dated July 1, 2011 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Commodities

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Participation Securities due July 30, 2013 Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return (the “index”), which we refer to as the securities, offer the opportunity for investors to receive at maturity an amount of cash based on the performance of the index.  The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return that consists of a smaller number of commodity contracts selected based on their strong backwardation characteristics, as described in more detail in this document.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Index:	Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return
Please read “Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return” on page 2 for information on the index.
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 25, 2011
Original issue date:	July 28, 2011 (3 business days after the pricing date)
Maturity date:	July 30, 2013
Interest:	None
Payment at maturity:	stated principal amount x [1 + (index performance – adjustment factor)]
Index performance:	(final index value – initial index value) / initial index value Index performance will be negative if the value of the index declines over the term of the securities.
Adjustment factor:	0.59% x N/365 where, N = the number of days from and including the pricing date to and including the valuation date The adjustment factor will reduce the amount payable to you at maturity.
Initial index value:	The value of the index on the pricing date, as published by the index publisher
Final index value:	The value of the index on the valuation date, as published by the index publisher
Valuation date:	July 25, 2013, subject to adjustment for non-index business days and certain market disruption events
Minimum payment at maturity:	None
Maximum payment at maturity:	None
CUSIP:	617482VK7
ISIN:	US617482VK74
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$22.50	$977.50
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.  For additional information, see “Plan of Distirbution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 869 dated July 1, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Investment Overview

Participation Securities due July 30, 2013 Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return (the “securities”) offer investors a payment at maturity that is based on full exposure to both the positive and negative performance (as reduced by an adjustment factor of 0.59% per annum) of the index.  As there is no minimum payment at maturity on the securities, you could lose your entire investment.  The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return that consists of a smaller number of commodity contracts selected based on their strong backwardation characteristics.  For more information about backwardation and the index, please see “Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return” and “Risk Factors––Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index” below.

Maturity:	Approximately 2 years

Interest:	None

Minimum payment at maturity:	None

Maximum Payment at maturity:	None

Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

The index was developed by Morgan Stanley Capital Group Inc., which we refer to as MSCG, in collaboration with Standard & Poor’s Financial Services LLC, which we refer to as S&P, and is calculated, maintained and published daily by S&P.  The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return, which we refer to as the light energy index, that consists of only the selected components from the light energy index deemed to exhibit stronger backwardation characteristics.  The light energy index, in turn, is a modified version of the S&P GSCI Total Return Index that comprises the same commodity contracts as the S&P GSCI Total Return Index but with reduced exposure to the energy sector.  While the light energy index is composed of 24 commodity contracts, the index is composed of only 9 commodity contracts.  Commodities are in backwardation if prices for the relevant futures contracts are lower in the distant delivery months than in the nearer delivery months, resulting in a “roll yield” when contracts with nearer delivery months, as they approach expiration, are replaced by contracts with distant delivery months.

For more information relating to backwardation, see “Risk Factors––Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index” in this document and “Description of Securities––The Index” in the accompanying preliminary pricing supplement.

The following is a list of the commodity contracts included in the index (and the sector they represent) and the respective weightings as of June 2011:

Sector	Components	Weightings
Energy	WTI Crude Oil, Brent Crude, Gasoline RBOB, Heating Oil, Gasoil	36%
Metals	Copper	24%
Grains	Soybeans	21%
Livestock	Live Cattle	9%
Softs	Sugar	10%

For a more complete description of the index, the light energy index and the S&P GSCI Index, see “Description of Securities––The Index” in the accompanying preliminary pricing supplement.

July 2011	Page 2

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Recent Data Overview

Information on the index as of market close on June 29, 2011:

Bloomberg Ticker Symbol:	SPBBLP*
Current Index Value:	935.6566
52 Weeks Ago:	688.7248
52 Week High (on 4/8/2011):	1,011.7000
52 Week Low (on 7/1/2010):	676.1036

* The Bloomberg ticker symbol is being provided for reference purposes only.  The initial index value and the final index value will be determined based on the values published by the index publisher.

The following graph plots the indicative and historical values of the index from January 1, 2006 to June 29, 2011.  For all periods prior to July 1, 2010, the value of the index has been retrospectively calculated on a hypothetical basis using the same methodology as is currently employed.  The historical or indicative performance of the index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the index on the valuation date.

Indicative and Historical Daily Closing Values of the
Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return
January 1, 2006 to June 29, 2011

July 2011	Page 3

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Key Investment Rationale

▪	The securities offer investors a payment at maturity that is based on full exposure to both the positive and negative performance (as reduced by an adjustment factor of 0.59% per annum) of the index.

▪
The index is a modified version of the S&P GSCI Light Energy Commodity Index – Excess Return that consists of a smaller number of commodity contracts selected based on their strong backwardation characteristics.

Summary of Selected Key Risks (see page 11)

▪	The securities do not pay interest and do not guarantee return of any principal.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	An investment in the securities will expose you to concentrated risk to a limited number of commodities underlying the index.

▪	Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index.

▪	There is limited historical information for the index.

▪	Not equivalent to investing in the index.

▪	The adjustment factor will have the effect of reducing your participation in the index.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	The index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Adjustments to the index could adversely affect the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The adjustment factor reflected in the calculation of the payment at maturity is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

July 2011	Page 4

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more or less than the stated principal amount based on the value of the index on the valuation date.  As there is no minimum payment at maturity on the securities, you could lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 25, 2011	July 28, 2011 (3 business days after the pricing date)	July 30, 2013, subject to adjustment as described below.

Key Terms
Issuer:	Morgan Stanley
Index:	Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return
Index publisher:	Standard & Poor’s Financial Services LLC (“S&P”) and any successor publisher thereof
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity:	stated principal amount x [1 + (index performance – adjustment factor)]
Index performance:	(final index value – initial index value) / initial index value Index performance will be negative if the value of the index declines over the term of the securities.
Adjustment factor:	0.59% x N/365 where, N = the number of days from and including the pricing date to and including the valuation date The adjustment factor will reduce the amount payable to you at maturity.
Initial index value:	The value of the index on the pricing date, as published by the index publisher
Final index value:	The value of the index on the valuation date, as published by the index publisher
Valuation date:	July 25, 2013, subject to adjustment for non-index business days and certain market disruption events
Minimum payment at maturity:	None
Maximum payment at maturity:	None
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 11.

July 2011	Page 5

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482VK7
ISIN:	US617482VK74
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪  upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at such time.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used primarily in connection with hedging our obligations under the securities by one or more of our subsidiaries.  The fees cover the cost of ongoing commissions and include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging of our obligations under the securities.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in swaps or futures contracts on the commodity contracts underlying the index.  Such purchase activity could increase the value of the index on the pricing date and therefore increase the value at which the index must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

July 2011	Page 6

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

July 2011	Page 7

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest" and “––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2011	Page 8

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Hypothetical Payouts on the Securities at Maturity

At maturity, for each $1,000 stated principal amount of securities that you hold, you will receive at maturity an amount in cash calculated as follows:

$1,000 x [1 + (index performance – adjustment factor)]

where,

index performance	=	final index value – initial index value
initial index value

adjustment factor	=	0.59%	x	N
365

           and,

     N = the number of days from and including the pricing date to and including the valuation date.

Assuming N equals 730 (i.e., exactly two years), the adjustment factor will equal 1.18%.

You will be fully exposed to the upside and downside performance of the index but the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor described above.

Presented below are hypothetical examples showing how the payout on the securities at maturity is calculated.  The hypothetical initial index values, final index values, index performances and payment at maturity set forth below are for illustrative purposes only.  The adjustment factor for each example is assumed to be 1.18%.

Example 1:  The level of the index increases significantly from the initial index value.  Investors receive more than the $1,000 per security invested.

Hypothetical initial index value:  900
Hypothetical final index value:  1,260
Hypothetical index performance:  (1,260 – 900)/900 = 40.00%
Hypothetical payment at maturity (per security)	= $1,000 x [1 + (index performance – adjustment factor)]
= $1,000 x [1 + (40.00% – 1.18%)]
= $1,000 x (1 + 38.82%)
= $1,388.20

In the above example, the final index value is 40.00% above the initial index value.  As investors participate fully in the upside performance of the index less the adjustment factor, they receive a 38.82% return on their investment.

Example 2:  The level of the index increases slightly from the initial index value, but the slight increase in the index is outweighed by the adjustment factor.  Investors receive less than the $1,000 per security invested.

Hypothetical initial index value:  900
Hypothetical final index value:  909
Hypothetical index performance:  (909 – 900)/900 = 1.00%
Hypothetical payment at maturity (per security)	= $1,000 x [1 + (index performance – adjustment factor)]
= $1,000 x [1 + (1.00% – 1.18%)]
= $1,000 x (1 – 0.18%)
= $998.20

In the above example, the final index value is 1.00% above the initial index value.  Although investors participate fully in the upside performance of the index, because of the adjustment factor equal to 1.18% in this example, they lose 0.18% on their investment.

July 2011	Page 9

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Example 3:  The level of the index decreases significantly from the initial index value.  Investors receive less than the $1,000 per security invested.

Hypothetical initial index value:  900
Hypothetical final index value: 540
Hypothetical index performance:  (540 – 900)/900 = – 40.00%
Hypothetical payment at maturity (per security)	= $1,000 x [1 + (index performance – adjustment factor)]
= $1,000 x [1 + (– 40.00% – 1.18%)]
= $1,000 x [1 + (– 41.18%)]
= $588.20

In the above example, the final index value is 40.00% below the initial index value.  As investors are fully exposed to the downside performance of the index in addition to the adjustment factor, they lose 41.18% on their investment.

July 2011	Page 10

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement and the accompanying prospectus.

▪
The securities do not pay interest and do not guarantee return of any principal.  The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of any of your principal at maturity. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you at maturity will be a cash amount that may be worth less, and potentially significantly less, than the $1,000 principal amount of each security.  As there is no minimum payment at maturity, you could lose your entire investment in the securities.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the index at any time will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

▪	the volatility (frequency and magnitude of changes in value) of the index at any time;

▪	the market prices of the commodities and the commodity contracts underlying the index, and the volatility ofsuch prices;

▪	trends of supply and demand for the commodities underlying the index at any time;

▪	interest and yield rates in the market;

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodity contracts underlying the index or commodities generally and that may affect the value of the index on the valuation date; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the index is at, below or not sufficiently above the initial index value. This could happen, for example, if the value of the index declines or due to a discount reflected in the trading prices of the securities.

You cannot predict the future performance of the index based on its historical performance.  In addition, there can be no assurance that the index will increase or that the value of the index on the valuation date will exceed the initial value of the index by a sufficient amount to compensate for the effect of the adjustment factor equal to 0.59% per annum such that you will receive at maturity a payment in excess of the stated principal amount of the securities.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

July 2011	Page 11

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

▪
An investment in the securities will expose you to concentrated risk to a limited number of commodities underlying the index.  Whereas the S&P GSCITM Light Energy Commodity Index – Excess Return, on which the index is based, consists of futures contracts on 24 different commodities, the index consists of contracts on only 9 commodities.  As described in more detail under “Description of Securities––The Index,” the index consists of futures contracts on only one commodity from each of the metals, grains, softs and livestock sectors that have been selected at the beginning of the relevant year as commodities exhibiting the highest level of backwardation and on all energy commodities except for natural gas.  As a result, the index does not provide as diversified an exposure to commodities as the broad-based S&P GSCITM Light Energy Commodity Index – Excess Return, and an investment in the securities may therefore bear risks similar to a securities investment concentrated in a limited number of commodities.

▪
Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index.  The S&P GSCITM Light Energy Commodity Index – Excess Return, on which the index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify a February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”

The index consists of futures contracts on five out of the six energy commodities (except natural gas) included in the S&P GSCITM Light Energy Commodity Index – Excess Return and on only one commodity from each of the metals, grains, softs and livestock sectors that have been selected at the beginning of the relevant year as commodities exhibiting the highest level of backwardation.  Because the index composition or weightings will remain static except as adjusted at yearly rebalancings, any decrease in the backwardation characteristics exhibited by the selected components or reversal in the trend, resulting in the applicable components exhibiting contango and the consequent negative “roll yields,” would adversely affect the value of the index and, accordingly, the value of the securities.  While the index attempts to outperform the S&P GSCITM Light Energy Commodity Index – Excess Return by tracking the commodities exhibiting stronger backwardation characteristics at yearly rebalancings, there can be no assurance that the index will in fact outperform the S&P GSCITM Light Energy Commodity Index – Excess Return in either the short or long run.

▪
There is limited historical information for the index.  The index has been calculated and publicly disseminated since July 1, 2010, and the levels of the index for the earlier period has been calculated retrospectively on a hypothetical basis with an initial index level of 282.9862 on the index base date of January 3, 2000.  Because there is limited historical information for the index, your investment in the securities may involve a greater risk than investing in securities linked to one or more indices with an established record of performance.

▪	Not equivalent to investing in the index. Investing in the securities is not equivalent to investing in the index or the commodity futures contracts that underlie the index.

▪
The adjustment factor will have the effect of reducing your participation in the index.  Because the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor equal to 0.59% per annum, the index must increase sufficiently in order for you to receive an amount at maturity at least equal to the stated principal amount for each security.  If the index declines in value over the term of the securities, the amount of cash payable to you at maturity will be further reduced by the same adjustment factor.

▪
Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political

July 2011	Page 12

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the index and the value of your securities in varying and potentially inconsistent ways.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the index and, therefore, the value of the securities.

▪
The index may in the future include contracts that are not traded on regulated futures exchanges.  The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the index continues to be composed exclusively of regulated futures contracts.  As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Adjustments to the index could adversely affect the value of the securities.  The publisher of the index may substitute the commodity contracts constituting the index or make other methodological changes that could change the value of the index.  The index publisher may discontinue or suspend calculation or publication of the index at any time. Any of these actions could adversely affect the value of the securities.  Where the index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to be exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profits that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market

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Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The adjustment factor reflected in the calculation of the payment at maturity is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be lower than the issue price, since secondary market prices will be adversely affected by the fact that the adjustment factor will reduce the payment at maturity in all circumstances even if the level of the index has not changed.  As noted above, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial index value, the final index value, the index performance, the adjustment factor and will calculate the payment that you will receive at maturity.  Determinations made by MSCG in its capacity as the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the value of the index in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the index), including trading in swaps or futures contracts on the index and on the commodity contracts underlying the index.  Some of our subsidiaries also trade in financial instruments related to the index or the prices of the commodity contracts underlying the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the index on the pricing date and, as a result, could increase the value at which the index must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index and, accordingly, the amount of cash you will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.   Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2011	Page 14

Participation Securities due July 30, 2013
Based on the Performance of the Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return

Historical and Indicative Information

The following table sets forth the published high, low and end-of-quarter index closing values for each quarter in the period from July 1, 2010 through June 29, 2011.  The closing value of the index on June 29, 2011 was 935.6566.  Also set forth below are indicative values of the index for each quarter in the period from January 1, 2006 through June 30, 2010.  Because S&P began public dissemination of the Index on July 1, 2010, the values of the Index set forth below prior to July 1, 2010 were calculated on a hypothetical basis by MSCG as though the Index had been published during that period, using the current calculation methodology for the Index.  The historical or indicative performance of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation date.
Backwardation Enhanced S&P GSCI Light Energy Commodity Index – Excess Return	High	Low	Period End
2006
First Quarter	793.7657	726.2172	777.6753
Second Quarter	933.3114	777.6753	882.5852
Third Quarter	923.0341	762.5091	775.4480
Fourth Quarter	776.3829	724.2214	727.7066
2007
First Quarter	759.6346	658.8479	759.6346
Second Quarter	799.8217	755.8757	799.8217
Third Quarter	884.2514	755.5294	876.8058
Fourth Quarter	943.3765	848.2724	930.1619
2008
First Quarter	1,087.5150	899.0001	997.8320
Second Quarter	1,232.5050	995.4751	1,232.5050
Third Quarter	1,272.8480	896.5421	899.8368
Fourth Quarter	888.2389	496.8625	548.9236
2009
First Quarter	586.3287	485.2170	552.8039
Second Quarter	709.4544	549.2391	674.6855
Third Quarter	746.357	616.5953	713.0449
Fourth Quarter	791.426	688.7744	791.426
2010
First Quarter	818.9651	710.1672	770.7719
Second Quarter	793.2245	664.3495	689.5290
Third Quarter	797.1960	676.1036	797.1960
Fourth Quarter	942.3576	792.2217	942.3576
2011
First Quarter	997.6937	917.6843	985.5393
Second Quarter (through June 29, 2011)	1,011.7000	902.8173	935.6566

July 2011	Page 15